Exhibit 99.1

Schlumberger Announces Third-Quarter 2008 Results

HOUSTON, October 17, 2008—Schlumberger Limited (NYSE:SLB) today reported third-quarter revenue of $7.26 billion versus $6.75 billion in the second quarter of 2008, and $5.93 billion in the third quarter of 2007.

Net income was $1.53 billion—an increase of 7% sequentially and 13% year-on-year. Diluted earnings-per-share was $1.25 versus $1.16 in the previous quarter, and $1.09 in the third quarter of 2007.

Oilfield Services revenue of $6.36 billion increased 5% sequentially and 24% year-on-year. Pretax segment operating income of $1.70 billion was flat sequentially but increased 13% year-on-year.

WesternGeco revenue of $892 million increased 33% sequentially and 12% year-on-year. Pretax segment operating income of $355 million increased 81% sequentially and 16% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “A strong continuation in sequential revenue growth in the third quarter was led by further strengthening of gas drilling activity on land in the US and Canada, a very active summer drilling season in Russia and continued growth of IPM activity in Latin America. Margin performance was generally satisfactory apart from the heavy impact of the hurricane season on North America and higher than usual third-party managed services revenue at low margins in Latin America, due in part to the start up of the Burgos 7 contract.

WesternGeco reported excellent Marine results and a strong recovery in multi-client sales revenues.

As we enter the fourth quarter, the recent rapid deterioration in credit markets will undoubtedly have an effect on our activity though we anticipate this will largely be limited to North America and in some emerging exploration markets overseas. The strengthening production of North American natural gas has also led a number of customers to reduce spending early.

At the present time, the rate at which the world economy will slow has become increasingly uncertain. We have always maintained that the one event that could slow the rate of increase in worldwide exploration and production spending would be a reduction in the demand for oil caused by a severe global recession. At the moment, it is still too soon to predict to

-More-

Schlumberger Announces Third-Quarter Results, page 2

what extent current events will affect overall activity in 2009, but we anticipate a slowing in the rate of increase of customer spending.

However, the weakness of the current supply base, the age of the production profile and the decrease in reserve replacement—all of which we have indicated on many occasions—are such that any significant drop in exploration and production investment would rapidly provoke an even stronger recovery.

Schlumberger has an unparalleled technology position, a strong balance sheet, an unmatched global presence and an excellent and highly motivated workforce. I have no doubt we will emerge from the current turmoil even stronger than before.”

Other Events

•

During the quarter, Schlumberger repurchased 5.96 million shares of common stock at an average price of $91.45 for a total of $545 million under the $8 billion repurchase program approved by the Board of Directors on April 17, 2008.

•	The overall impact of the hurricane season on Schlumberger third-quarter earnings was estimated at $0.04 per share. Without this effect, diluted earnings-per-share would have been $1.29.

•

On August 28, 2008, Sword Canada Acquisition Corp., an acquisition company indirectly and jointly owned by Schlumberger Limited and First Reserve Corporation, completed the purchase of all issued and outstanding common shares of Calgary-based Saxon Energy Services, Inc., a land drilling contractor with significant presence in North and South America.

Schlumberger Announces Third-Quarter Results, page 3

Consolidated Statement of Income

(Stated in thousands except per share amounts)

	Third Quarter		Nine Months
For Periods Ended September 30	2008	2007	2008	2007
Revenue	$7,258,869	$5,925,662	$20,294,890	$17,028,829
Interest and other income (1)	106,719	107,578	305,946	288,685
Expenses
Cost of goods sold and services	4,966,384	3,905,095	13,933,558	11,264,310
Research & engineering	208,168	190,194	596,573	531,971
Marketing	22,645	21,904	71,484	58,585
General & administrative	149,623	137,260	434,085	375,576
Interest	61,148	68,622	188,543	203,039

Income from Continuing Operations before taxes and minority interest	1,957,620	1,710,165	5,376,593	4,884,033
Taxes on income	418,142	356,168	1,104,460	1,090,730

Income from Continuing Operations before minority interest	1,539,478	1,353,997	4,272,133	3,793,303
Minority interest	(13,116)	—	(25,322)	—

Income from Continuing Operations	1,526,362	1,353,997	4,246,811	3,793,303
Income from Discontinued Operations	—	—	37,850	—

Net Income	$1,526,362	$1,353,997	$4,284,661	$3,793,303

Diluted Earnings Per Share
Income from Continuing Operations	$1.25	$1.09	$3.46	$3.08
Income from Discontinued Operations	—	—	0.03	—

Net Income (3)	$1.25	$1.09	$3.50	$3.08

Average shares outstanding	1,198,823	1,194,175	1,196,660	1,185,624
Average shares outstanding assuming dilution	1,225,112	1,243,808	1,228,579	1,238,675

Depreciation & amortization included in expenses (2)	$583,354	$497,661	$1,655,895	$1,399,570

1)	Includes interest income of:

Third Quarter 2008—$31 million (2007—$44 million)

Nine Months 2008—$93 million (2007—$114 million)

2)	Including Multiclient seismic data costs.

3)	Amounts may not add due to rounding.

Schlumberger Announces Third-Quarter Results, page 4

Condensed Balance Sheet

(Stated in thousands)

Assets	Sept. 30, 2008	Dec. 31, 2007
Current Assets
Cash and short-term investments	$3,493,419	$3,169,033
Other current assets	9,584,442	7,886,350

	13,077,861	11,055,383
Fixed income investments, held to maturity	511,090	440,127
Fixed assets	9,213,113	8,007,991
Multiclient seismic data	277,260	182,282
Goodwill	5,294,555	5,142,083
Other assets	3,223,797	3,025,506

	$31,597,676	$27,853,372

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,997,311	$4,550,728
Estimated liability for taxes on income	1,164,439	1,071,889
Bank loans and current portion of long-term debt	2,211,423	1,318,227
Convertible debentures	—	353,408
Dividend payable	253,064	210,599

	8,626,237	7,504,851
Convertible debentures	332,790	415,897
Other long-term debt	3,194,968	3,378,569
Postretirement benefits	830,659	840,311
Other liabilities	741,678	775,975

	13,726,332	12,915,603
Minority interest	73,588	61,881
Stockholders’ Equity	17,797,756	14,875,888

	$31,597,676	$27,853,372

Schlumberger Announces Third-Quarter Results, page 5

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

Nine Months	(Stated in millions) 2008
Net Debt, January 1, 2008	$(1,857)
Net income	4,285
Depreciation and amortization	1,656
Excess of equity income over dividends received	(178)
Increase in working capital requirements	(918)
Capital expenditure (1)	(2,815)
Dividends paid	(712)
Proceeds from employee stock plans	272
Stock repurchase program	(1,665)
Business acquisitions	(345)
Conversion of debentures	436
Other	39
Translation effect on net debt	67

Net Debt, Sept. 30, 2008	$(1,735)

Components of Net Debt	Sept. 30, 2008	Dec. 31, 2007
Cash and short-term investments	$3,493	$3,169
Fixed income investments, held to maturity	511	440
Bank loans and current portion of long-term debt	(2,211)	(1,318)
Convertible debentures	(333)	(769)
Other long-term debt	(3,195)	(3,379)

	$(1,735)	$(1,857)

(1)	Including Multiclient seismic data expenditure.

Schlumberger Announces Third-Quarter Results, page 6

Business Review

(Stated in millions)

	Third Quarter			Nine Months
	2008	2007	% chg	2008	2007	% chg
Oilfield Services
Revenue	$6,356	$5,128	24%	$18,027	$14,862	21%
Pretax Operating Income	$1,699	$1,505	13%	$4,905	$4,424	11%

WesternGeco
Revenue	$892	$794	12%	$2,239	$2,165	3%
Pretax Operating Income	$355	$306	16%	$748	$789	(5)%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement medical benefits and stock-based compensation costs, as these items are not allocated to the segments.

Schlumberger Announces Third-Quarter Results, page 7

Oilfield Services

Third-quarter revenue of $6.36 billion was 5% higher sequentially and 24% higher year-on-year. Sequential revenue increases were recorded across all Areas led by the Canada, Mexico/Central America, US land Central, Peru/Colombia/Ecuador and Russian GeoMarkets. In addition, double-digit growth rates were achieved in the US land North, Libya, Caspian, Brunei/Malaysia/Philippines and Qatar GeoMarkets. Among the Technologies, growth was strongest in Well Services, Wireline and Drilling & Measurements.

Third-quarter pretax operating income of $1.70 billion was flat sequentially but 13% higher year-on-year. Pretax operating margin decreased to 26.7%. Sequentially, growth was experienced from stronger demand for Well Services and Wireline technologies in Canada following the spring break-up; increased operating leverage in Russia; and increased higher-margin services in Peru/Colombia/Ecuador. However, this growth was offset by the hurricane-related effects in the US; an increased mix of low-margin third-party managed services for Integrated Project Management (IPM) in Mexico/Central America; and reduced high-technology services in the Gulf and North Sea GeoMarkets.

North America

Revenue of $1.5 billion increased 4% sequentially and 15% year-on-year. Pretax operating income of $317 million decreased 8% sequentially and 9% year-on-year.

Canada recorded strong sequential growth with the rapid recovery in rig count following spring break-up resulting in robust demand for Well Services, Wireline and Drilling & Measurements technologies. The US land GeoMarkets experienced growth on a more favorable mix of Well Services, Drilling & Measurements and Wireline services. These increases were partially offset by a sharp reduction in activity in the US Gulf of Mexico due to Hurricanes Gustav and Ike and a slow-down in Alaska for seasonal rig and infrastructure maintenance.

Pretax operating margin decreased sequentially to 21.1% primarily as a result of the overall impact of the Gulf of Mexico hurricane season and the slow-down in Alaska. This impact was partially offset by a sharp margin improvement in Canada on increased activity and efficiency.

In the North Texas Barnett Shale, Schlumberger Well Services performed StimMAP LIVE* fracture mapping and stimulation operations in conjunction with StimMORE* diversion technology for naturally fractured reservoirs. The service was performed on two horizontal wells using a third well to monitor micro-seismic events in real time. The StimMAP LIVE data were input into a Petrel* 3D earth model to give real-time visualization capability that enabled redesign of the planned stimulation to improve the total stimulated reservoir volume. The original design of 14 stages was

Schlumberger Announces Third-Quarter Results, page 8

reduced to 8 and StimMORE diversion helped the fracture grow away from a potential fault.

In southeastern Oklahoma, PetroQuest used the Schlumberger Wireline Flow Scanner* production logging system for horizontal and deviated wells in a Woodford Shale well to establish the production profile. Water entries were identified near the middle of the lateral section and at the middle of the productive zones. These zones were then sealed off, improving gas production from 1.1 MMscf/d to 1.4 MMscf/d while decreasing water production from 650 to 150 bbl/d—the latter improvement being of significant value due to the high cost of water disposal.

In South Texas, Schlumberger Drilling & Measurements deployed PeriScope* 3D imaging-while-drilling technology for a customer to drill a 1,000-ft lateral well in a 15-ft thick sand formation bracketed by shales above and below. After drilling only 400 ft the well entered shale, but close collaboration between the operator and Schlumberger using interpreted PeriScope data led to a decision to continue drilling in the original direction. This decision proved correct as the well re-entered the sand to penetrate an additional 400 ft of reservoir.

In Alaska, Schlumberger Drilling & Measurements provided directional and formation evaluation services including the Scope* family of technologies that enabled BP to drill the area’s first hexalateral well with six parallel horizontal laterals stacked one on top of each other. The shallow, complex well design totaled 29,000 ft and was drilled in two and a half months with no attributable lost time. Schlumberger has since drilled a similarly designed pentalateral well and the success of these wells has led BP to plan another hexalateral well to help unlock the oil trapped in the Schrader Bluff formation.

In western Canada, Schlumberger Sensaline* fiber-optic distributed temperature sensors were deployed for Encana in the Deep Basin area as a viable and cost-effective technique for reservoir surveillance in multi-zone gas wells. Use of the technology lowered operator costs by eliminating the need to deploy the workover rig or snubbing unit required to run a conventional spinner flowmeter survey.

Latin America

Revenue of $1.14 billion was 8% higher sequentially and increased 32% year-on-year. Pretax operating income of $230 million decreased 5% sequentially but increased 13% year-on-year.

Sequential revenue growth was led by Mexico/Central America driven primarily by increased IPM activity and by Peru/Colombia/Ecuador on strong activity for Wireline and Drilling & Measurements services. In addition, the Brazil GeoMarket contributed to growth through robust demand for exploration-related technologies as well as through higher Schlumberger Information Solutions (SIS) software sales.

Schlumberger Announces Third-Quarter Results, page 9

Pretax operating margin declined sequentially to 20.1% as the increased demand for high-technology Wireline and Drilling & Measurements services in Peru/Colombia/Ecuador and Brazil was insufficient to offset an increased mix of low-margin third-party managed services in IPM projects in the Mexico/Central America GeoMarket. Cost inflation across the Area also contributed to the margin decline.

In Mexico, Schlumberger IPM conducted a number of Wireline Sonic Scanner* advanced acoustic scanning tool operations to evaluate well-bore stability in tertiary formations for Pemex. The results helped determine the stress-related anisotropy and the severe changes in stress direction that would affect drilling performance. The results also helped evaluate well-bore mechanical damage to enable detection of mechanically weak intervals in the stratigraphic column. Based on this information IPM changed drilling parameters in these tertiary formation wells.

Schlumberger Well Services StimMAP LIVE technology was used to conduct three fracture stimulation jobs monitored in real time from a single observer well to determine fracture orientation in the Coyotes field in the Chicontepec basin in Mexico. The results determined fracture azimuths that were consistent with previous understanding and enabled better definition of injection parameters for a pilot water injection project in a neighboring field in the basin.

Also in Mexico, Schlumberger Wireline conducted a multi-azimuth walkaway vertical seismic profile job for Pemex to successfully image a salt body offshore. The resulting high-resolution seismic image correctly mapped the salt body and helped redefine well locations around the structure to avoid potential loss of rig time during drilling.

Petroproduccion, a Petroecuador subsidiary, awarded SIS and WesternGeco a joint contract to provide assessment, validation, transfer, storage and archiving of field seismic data together with the required hardware and software infrastructure. The award reflects the strong value the customer placed on a single point of contact for SIS petrotechnical solutions and WesternGeco seismic expertise.

Europe/CIS/Africa

Revenue of $2.17 billion increased 5% sequentially and 28% year-on-year. Pretax operating income of $628 million increased 8% sequentially and 27% year-on-year.

Sequentially, revenue growth was led by the Russian GeoMarkets with the summer seasonal offshore exploration campaigns in the East and strong demand for Well Services technologies in the North and South while the Caspian GeoMarket experienced a sharp rise in activity resulting in strong demand for exploration-related technologies. Libya revenue increased in both exploration- and development-related activities that led to robust demand for Wireline, Drilling & Measurements and Well Services

Schlumberger Announces Third-Quarter Results, page 10

technologies, and the West & South Africa GeoMarket recorded exploration-related growth for Wireline and Well Testing services. Framo technologies also contributed to growth. These increases however, were partially offset by a decrease in both exploration and development rig activity in the North Sea GeoMarket that resulted in reduced demand for Wireline, Drilling & Measurements and Well Testing services.

Pretax operating margin increased sequentially to 29.0% primarily due to higher activity coupled with the more favorable mix of exploration-related services in Russia. This increase was partially offset by the less favorable activity mix in the North Sea.

Offshore Romania, Schlumberger Well Services ran a three-stage StageFRAC* fracture stimulation for Petrom, the Romanian national oil company. The operation, which represented the first deployment of the technique in Europe, was performed in a single sequence from a supply vessel resulting in time savings of more than 12 days while avoiding costly rig and vessel standby time. Post-fracture results exceeded expectations with oil production of 88 tonnes/day at constant well-head pressure. StageFRAC technology is part of the Contact* family of staged fracturing and completion services.

In Algeria, IPM signed a joint-venture agreement with ENAFOR, a subsidiary of Sonatrach, to provide integrated well construction services for the development of hydrocarbon reserves. The new company—known as Sahara Well Construction Services—will combine the integrated project management expertise of Schlumberger with the local knowledge and experience of one of Algeria’s leading drilling contractors. Under the terms of the agreement, the joint venture will focus on project and rig management, personnel training and technology application.

In the Russian sector of the Caspian Sea, Schlumberger Well Testing ran a full package of testing services on an exploration well for CentercaspNetftegaz, a joint venture between Gazprom and Lukoil, resulting in the discovery of a new reservoir in the Centralnaya block. The job was deployed from a semisubmersible rig at a water depth of 460 m using a full set of equipment, including surface testing, data acquisition, tubing-conveyed perforating, SenTREE* subsea well control systems, and fluid sampling.

In Angola, Schlumberger Drilling & Measurements SeismicVision* real-time seismic-while-drilling technology was deployed on the Dalia field for Total to reduce formation evaluation risks in a highly deviated deepwater environment. The service is being considered for other applications in deepwater exploration in West Africa.

Schlumberger Announces Third-Quarter Results, page 11

In Germany, Schlumberger teamed up with ExxonMobil Production Deutschland GmbH (Germany), the operator for MEEG (100% ExxonMobil-owned affiliate) and BEB (a 50%-50% joint venture between Shell and ExxonMobil) to further develop their tight gas reserves through the use of fracture stimulation. A well targeting a Carboniferous formation was fractured using ThermaFOAM* CO2 fracture fluid system in an attempt to drastically reduce fracture damage. The resulting treatment reduced the amount of water injected by 60% and reduced the overall amount of gel injected by 70% when compared to traditional treatments. The initial post-fracture gas rate was approximately 13 MMscf/d, an increase of over 2 times the rate predicted.

In Italy, Schlumberger Drilling & Measurements EcoScope* logging-while-drilling technology for environmentally sensitive operations was used to acquire real-time formation density and neutron porosity measurements in a gas storage well. This unique technology deploys electronic rather than chemical neutron sources for lower environmental impact.

Middle East & Asia

Revenue of $1.49 billion was 4% higher sequentially and 22% higher year-on-year. Pretax operating income of $530 million increased 1% sequentially and 21% year-on-year.

Sequentially, the Brunei/Malaysia/Philippines GeoMarket grew on strong Completions product sales as well as on increased exploration activity that resulted in robust demand for Wireline and Well Testing services. The East Mediterranean, Qatar, Arabian and India GeoMarkets experienced growth from a more favorable mix of services. These increases were partially offset by a decrease in the Gulf GeoMarket due to a general shift from drilling to workover activity that resulted in sharply lower Wireline services.

Pretax operating margin moderated sequentially to 35.5% as the positive impact of high-technology services primarily in the Qatar and India GeoMarkets was insufficient to offset the combined effects of a less favorable revenue mix in Indonesia and the shift to lower-margin workover activity in the Gulf.

In Saudi Arabia, the Saudi Ministry of Petroleum and Mineral Resources signed a contract to establish a seismic data bank center in Dhahran to house the seismic surveys and results of exploration for non-associated gas in the Kingdom. Schlumberger will execute the project and provide the Ministry with programs, equipment and support as well as training and data loading services. The project will enable the Ministry to maintain a complete data center through expansion to include well logging and testing, samples, geological models and reservoir simulation data as well as other exploration and production data.

Schlumberger Announces Third-Quarter Results, page 12

In the Indonesian remote Arafura Sea, IPM assisted INPEX in completing a four-well appraisal campaign in water depths ranging from 580 m to 730 m, proving significant gas reserves and acquiring subsurface information required for the field development plan. Schlumberger provided project management, wireline logging, cementing and well testing services.

In India, Schlumberger Well Services deployed a new cementing technology to ensure zonal isolation of a gas-bearing zone located above the main reservoir in an offshore well in which drilling problems occurred. A combination of UltraLiteCRETE*, LiteCRETE* and CemNET* cementing technologies was pumped to combat loss of circulation resulting in isolation of the gas zone through successful cement placement.

Schlumberger Announces Third-Quarter Results, page 13

WesternGeco

Third-quarter revenue of $892 million increased 33% sequentially and 12% year-on-year. Pretax operating income of $355 million was 81% higher sequentially and increased 16% year-on-year.

Sequentially, Marine revenue increased sharply on strong activity in the North Sea and the transfer of three vessels from multi-client to proprietary surveys during the quarter. Multiclient revenue grew due to increased sales in North America, Latin America and Europe. Data Processing also recorded higher revenue primarily in Europe, North America and India. However, these increases were partially offset by a decrease in Land revenue on reduced activity and contract completions in North Africa and Latin America.

Pretax operating margin increased sequentially to 39.8% mainly due to increased Marine activity with seasonally stronger pricing and to Multiclient as a result of the increased sales and more favorable margin mix. These increases were partially offset by lower Land operating income resulting from the impact of reduced crew utilization and contract completions.

WesternGeco completed the first commercial Coil Shooting* full-azimuth marine seismic survey for Eni Indonesia. The project, which has received full technical support and endorsement from the Indonesian authorities, covered the Tulip Reservoir in the Bukat PSC in Kalimantan, Indonesia. The acquisition commenced in July 2008 using the seismic vessel Geco Topaz. The data will be processed with WesternGeco depth imaging software and integrated with Schlumberger inversion products. Coil Shooting is a unique full-azimuth acquisition and processing technique made possible with Q-Marine* technology, using a single seismic vessel to record 360 degrees of azimuth over a survey area– removing the need for additional source vessels.

WesternGeco completed the acquisition phase of a major electromagnetics project to acquire and interpret Controlled Source Electromagnetics (CSEM) and Marine Magnetotellurics (MMT) data over selected prospects offshore Greenland. The survey data were acquired using the M/V Toisa Valiant, a specialized electromagnetics vessel. The next phase of the project is to complete data processing, inversion, interpretation and integration with other measurements.

In Libya, Gazprom Libya BV awarded WesternGeco a Q-Land* seismic acquisition and processing contract covering 3,400 sq km of 3D seismic over the Ghadames Basin. In order to improve the imaging of this deep target, Gazprom selected the Q-Land system combined with WesternGeco DX-80 vibrators and low-frequency, low-distortion MD Sweep* maximum displacement sweep technology.

Schlumberger Announces Third-Quarter Results, page 14

Also in Libya, BP Exploration Libya Ltd awarded WesternGeco a land seismic acquisition contract covering 7,200 sq km of 3D seismic over the Ghadames contract areas. In addition, BP awarded WesternGeco a data processing contract for both the Ghadames land data and offshore marine data from the Sirte basin for a total area of 30,000 sq km, which will be provided through a dedicated processing center in Tripoli.

PVEP Bach Dang Operating Company (Vietnam) awarded WesternGeco the first Q-Marine survey in Vietnam waters. The 500-sq km survey began acquisition in June 2008, with the objective of gathering data for structural imaging with high vertical and lateral resolution.

In the quarter, WesternGeco began phase V of the E-Octopus wide-azimuth program. Employing Q-Marine technology, this latest survey is designed to better define the geology of the northwest Green Canyon area in the Gulf of Mexico.

Schlumberger Announces Third-Quarter Results, page 15

About Schlumberger

Schlumberger is the world’s leading oilfield services company, supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 84,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2007, Schlumberger revenue was $23.28 billion. For more information, visit www.SLB.com.

#  #  #

*Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, October 17, 2008, at 9:00am Eastern Time, 8:00am Central Time (2:00pm London, 3:00pm Paris). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1085 within North America, or +1-612-234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available through November 17, 2008 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 958246.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Vice President of Investor Relations, or

Robert Bergeron – Manager of Investor Relations

+1-713-375-3535

investor-relations@slb.com